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                                                                                               EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)


                                                                              For the Three Months Ended
                                                                             ----------------------------
                                                                             March 28,           March 29,
                                                                                 2003                2002
                                                                             ---------           --------

           Pre-tax earnings                                                   $ 1,022             $ 1,012

           Add:  Fixed charges (excluding capitalized
                 interest and preferred security dividend
                 requirements of subsidiaries)                                  2,111               2,524
                                                                              -------             -------
           Pre-tax earnings before fixed charges                                3,133               3,536
                                                                              =======             =======

           Fixed charges:
              Interest                                                          2,062               2,469
              Other  (a)                                                           97                 104
                                                                              -------             -------
              Total fixed charges                                               2,159               2,573
                                                                              =======             =======

           Preferred stock dividend requirements                                   13                  14
                                                                              -------             -------
           Total combined fixed charges and preferred stock dividends         $ 2,172             $ 2,587
                                                                              =======             =======

           RATIO OF EARNINGS TO FIXED CHARGES                                    1.45                1.37

           RATIO OF EARNINGS TO COMBINED FIXED CHARGES
             AND PREFERRED STOCK DIVIDENDS                                       1.44                1.37



           (a) Other fixed charges consists of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.
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